The Cortland Savings and Banking Company 401(k) Plan

EXHIBIT NO. 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-207954 and 333-52831 on Form’s S-8 of The Cortland Savings and Banking Company 401(k) Plan of our report dated June 16, 2021, relating to our audit of the financial statements and supplemental schedule of The Cortland Savings and Banking Company 401(k) Plan, which appears in this Annual Report on Form 11-K of The Cortland Savings and Banking Company 401(k) Plan for the year ended December 31, 2020.

/s/ S.R. SNODGRASS, P.C.

Cranberry Township, Pennsylvania

June 16, 2021